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            PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS



                                       by

                                       and

                                     between



                        KNICKERBOCKER PROPERTIES, INC. I
                             a Delaware corporation

                                    "Seller"


                                       and



                         CARRAMERICA REALTY CORPORATION
                             a Maryland corporation

                                   "Purchaser"





                                   Dated as of
                                November 20, 1996



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            PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS


                           IDENTIFICATION OF PARTIES.

                  THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is entered into as of November ___, 1996, by and between KNICKERBOCKER PROPERTIES, INC. I, a Delaware corporation ("Seller"), and CARRAMERICA REALTY CORPORATION, a Maryland corporation ("Purchaser").

                           DESCRIPTION OF THE PROPERTY.

                  Seller hereby agrees to sell, assign and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller's right, title and interest in and to the following:

                           Land. That certain real property commonly known as the "RIO ROBLES PROJECT", located at the intersection of Rio Robles and North First Street in the City of San Jose, County of Santa Clara, State of California, and more particularly described on Exhibit A attached hereto, together with all rights, privileges, easements and appurtenances thereto, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all mineral and water rights appurtenant thereto (collectively, the "LAND");

                           Improvements. All of Seller's right, title and interest, if any, in and to all buildings and other improvements located on the Land, but excluding any improvements owned by tenants under Leases (as defined below), governmental agencies, utilities and similar entities (the "IMPROVEMENTS");

                           Leases and Security Deposits. All of Seller's interest as landlord in all leases and/or rental agreements for occupancy of the Land and the Improvements (the "LEASES") and any security deposits paid by tenants to Seller under the Leases (the "SECURITY DEPOSITS"), which Leases and Security Deposits are listed on the rent roll attached as Exhibit B hereto (the "RENT ROLL") (the Land, the Improvements and Seller's interest as landlord under the Leases are sometimes collectively referred to hereinafter as the "REAL PROPERTY");

                           Tangible Personal Property. All fixtures, machinery, equipment, supplies and other tangible personal property, if any, owned by Seller and located on or in the Real Property, together with all tools, supplies and




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         construction and finish materials, if any, owned by Seller and not incorporated in the Improvements and held on or offsite for tenant improvements, repairs and replacements (the "TANGIBLE PERSONAL PROPERTY");

                           Service Contracts. To the extent assignable without the consent of third parties, all of Seller's interest, if any, in and to (i) any existing labor, service, equipment, supply, management, maintenance, concession, utility and operating contracts, all leasing brokerage or commission agreements, and all contracts for the purchase or delivery of labor, services, materials, goods, inventory or supplies to which Seller is a party and which relate exclusively to the Real Property (collectively, "SERVICE CONTRACTS"); provided, however, Seller shall not assign to Purchaser, and Purchaser shall not be obligated to assume, those Service Contracts, if any, with respect to which Purchaser and Seller know there is a default thereunder at the time of the Closing;

                           Intangible Personal Property. To the extent assignable without the consent of third parties, all of Seller's interest, if any, in and to any transferable guarantees, licenses, applications, approvals, certificates, permits, warranties or indemnities in favor of Seller relating exclusively to the Real Property or the Tangible Personal Property (all of the foregoing, together with Seller's interest in any Service Contracts with respect to which there is no known default at Closing, is hereinafter referred to as the "INTANGIBLE PERSONAL PROPERTY"); and

                           Property Records. To the extent assignable without the consent of third parties, all of Seller's interest, if any, in and to any lease files, printed leasing and marketing materials, leasing proposals, operating records, manuals and logs, plans, specifications and architectural drawings, and other books and records relating exclusively to the Real Property (excluding, however, legally privileged information, Seller's listing proposals, Seller's organizational documents, Seller's internal appraisals and analyses, Seller's economic evaluations of the Property or the sale thereof, and Seller's accounting and other records prepared for and financial reports addressed to Seller's shareholder with respect to the Property) (collectively, the "PROPERTY RECORDS").

         (The Real Property, the Tangible Personal Property, the Intangible Personal Property, and the Property Records are sometimes collectively hereinafter referred to as the "PROPERTY"). Notwithstanding anything to the contrary contained in this Agreement, the term "PROPERTY" shall not include: (a) any operating accounts, replacement or reserve accounts or other accounts maintained by or on behalf of Seller or Seller's affiliates with respect to the Real Property (other than Security




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Deposits); or (b) any refundable cash or other security deposits or any bonds posted by or on behalf of Seller with any governmental authorities, utilities or other parties (except any such deposits or bonds posted by Seller with Tenants shall be included in the Property transferred to Purchaser pursuant to this Agreement).

                           THE PURCHASE PRICE.

                  The purchase price for the Property is Forty-Six Million and No/100 Dollars ($46,000,000.00) (the "PURCHASE PRICE") and shall be paid to Seller by Purchaser as follows:

                           Initial Deposit. Concurrently with the Opening of Escrow (as defined in Section 20.1 below), Purchaser shall deposit in escrow (the "ESCROW") with Chicago Title Company ("ESCROW HOLDER") by wire transfer of immediately available funds an earnest money deposit in the amount of Four Hundred Sixty Thousand and No/100 Dollars ($460,000.00) (the "INITIAL DEPOSIT"). Purchaser acknowledges and agrees that time is expressly of the essence with respect to the delivery of the Initial Deposit into Escrow and in the event Purchaser fails to deliver the Initial Deposit into Escrow concurrently with the Opening of Escrow for any reason, this Agreement shall automatically terminate and neither any party shall have any further rights or obligations hereunder, except Purchaser shall be responsible for any title or Escrow cancellation fee, and Purchaser's obligations to restore the Property under Section 5(b), Purchaser's indemnification obligations under Section 5(d), Purchaser's confidentiality obligations under Section 6 and Purchaser's obligations to furnish evidence of termination under Section 22.16 shall survive such termination.

                           Additional Deposit. If Purchaser has not terminated this Agreement in accordance with Section 4 or Section 5, then on or before the expiration of the Due Diligence Period (as defined in Section 5(a) below), Purchaser shall deposit into Escrow by wire transfer of immediately available funds an additional earnest money deposit in the amount of Five Hundred Forty Thousand and No/100 Dollars ($540,000.00) (the "ADDITIONAL DEPOSIT"). Purchaser acknowledges and agrees that time is expressly of the essence with respect to the delivery of the Additional Deposit into Escrow and in the event Purchaser fails to deliver the Additional Deposit into Escrow on or before the expiration of the Due Diligence Period for any reason, this Agreement shall automatically terminate and neither party shall have any further rights or obligations hereunder, except that the Initial Deposit plus all interest accrued thereon shall be immediately refunded to Purchaser (less the amount of any title or Escrow cancellation fee, which shall be borne entirely by Purchaser in such event), and Purchaser's obligations to restore the




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         Property under Section 5(b), Purchaser's indemnification obligations under Section 6 and Purchaser's obligations to furnish evidence of termination under Section 22.16 shall survive such termination.

                           Custody of Deposit. The Initial Deposit (until the Additional Deposit is made), or the Initial Deposit and the Additional Deposit collectively (after the Additional Deposit is made), as the case may be, are sometimes referred to herein as the "DEPOSIT". The Deposit shall be held by Escrow Holder in a federally-insured interest bearing account at Bank of America, NT&SA, and invested by Escrow Holder in a money market account or in U.S. Treasuries, certificates of deposit or A1-P1 commercial paper which mature prior to the Closing. In the event the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit plus all interest accrued thereon shall be paid to Seller and credited against the Purchase Price. In the event the purchase and sale of the Property is not consummated for any other reason except for a default under this Agreement on the part of Purchaser, the Deposit plus all interest accrued thereon shall be immediately refunded to Purchaser. In the event the purchase and sale of the Property is not consummated because of a default under this Agreement on the part of Purchaser, the Deposit plus all interest accrued thereon shall be paid to and retained by Seller pursuant to
         Section 18(b) below.

                           Purchase Price Balance. The balance of the Purchase Price over and above the amounts paid by or credited to Purchaser pursuant to Section 3(a), Section 3(b), and Section 3(c) above, and net of all prorations and closing cost adjustments as provided herein, shall be deposited into Escrow on the Closing Date (as defined in Section 15 below) by wire transfer of immediately available funds. Purchaser expressly acknowledges and agrees that it is a material inducement to Seller that all funds in payment of the Purchase Price shall be deposited into Escrow in sufficient time so as to ensure the Closing can occur and the proceeds of the Purchase Price can be disbursed from Escrow and received and invested by Seller on the Closing Date and Purchaser agrees to use Purchaser's best efforts to initiate the wire transfer of the balance of the Purchase Price at the earliest possible time on the morning of the Closing Date.

                           TITLE.

                           Preliminary Title Report.  Seller has previously
delivered to Purchaser a copy of that certain First Amended Preliminary Title Report No. 764168 LM (the "PTR") issued as of September 12, 1996 by Chicago Title Company (the "TITLE COMPANY") with respect to the Real Property (the "PTR"),




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together with copies of all documents relating to the title exceptions referred to in such PTR.

                           Survey.  Seller has previously delivered to Purchaser
a copy of that certain ALTA Survey of the Real Property dated September, 1996 (the "SURVEY"), prepared by Kier & Wright ("SURVEYOR") as Job No. 89599-1. Any cost or expense incurred to cause the Survey to be recertified specifically to Purchaser shall be borne entirely by Purchaser. The PTR, the documents relating to the title exceptions referred to in the PTR, and the Survey are referred to herein collectively as the "TITLE DOCUMENTS".

                           Review and Approval of Title.  During the Due
Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Documents. Prior to the end of the Due Diligence Period, Purchaser shall notify Seller in writing of those title matters disclosed by the Title Documents which Purchaser approves and any title matters disclosed by the Title Documents which Purchaser disapproves in Purchaser's sole and absolute discretion. Purchaser's failure to deliver such written notice to Seller and Escrow Holder, prior to the end of the Due Diligence Period, approving or disapproving the Title Documents and all matters of title set forth therein shall be deemed Purchaser's election to terminate this Agreement as set forth below in this Section 4(c). All title matters approved in writing by Purchaser prior to the end of the Due Diligence Period shall constitute "Permitted Exceptions" in accordance with Section 4(d) below. If Purchaser notifies Seller in writing prior to the expiration of the Due Diligence Period that Purchaser disapproves of any title matter, then within ten (10) days after receipt by Seller of such written disapproval of any title matter by Purchaser, Seller shall notify Purchaser in writing of any title matter which Seller is unable or unwilling, in Seller's sole and absolute discretion, to cause to be removed or insured against prior to or at Closing. Seller shall have no obligation whatsoever to cure any disapproved title matter other than Obligatory Title Exceptions. As used herein, "OBLIGATORY TITLE EXCEPTIONS" means (i) monetary liens and encumbrances upon the Property which are wilfully and deliberately created by Seller after the date of this Agreement, and (ii) any monetary liens and encumbrances upon the Property created after the date of this Agreement and securing, in the aggregate, the sum of Fifty Thousand Dollars ($50,000.00) or less and which can be removed from title by Seller providing a bond or other monetary security at Closing; provided, however, the following shall not be Obligatory Title Exceptions: (1) assessments, local improvement districts, zoning, general plan amendments, and other actions and impositions by governmental authorities, (2) liens and encumbrances created by or through tenants under Leases or other third parties, and (3) any condemnation, taking or other action by a public authority pursuant to the power of eminent domain (which condemnation, taking or other action pursuant to the power of eminent domain shall be governed by Section 17 below). Seller agrees to cure

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any Obligatory Title Exceptions at or before the Closing by removing the same from title or causing the Title Company to insure against such Obligatory Title Exceptions. In the event that Seller fails to respond to Purchaser's written disapproval of any title matter within such ten (10) day period, or in the event Seller notifies Purchaser within such ten (10) day period that Seller is unable or unwilling attempt to cure any or all of the disapproved title matters by removing the same from title or causing the Title Company to insure against such disapproved title matters, Purchaser then shall elect, by giving written notice to Seller and Escrow Holder within five (5) business days, (i) to terminate this Agreement, or (ii) to waive Purchaser's disapproval of such disapproved title matters, in which case such disapproved title matters shall then be deemed to be Permitted Exceptions. Purchaser's failure to give such notice shall be deemed Purchaser's election to terminate this Agreement. Upon such termination of this Agreement, the Deposit, plus all interest accrued thereon, shall be immediately refunded to Purchaser; provided, however, that Purchaser and Seller shall each be responsible for one-half (1/2) of any title or Escrow cancellation fees, and Purchaser's obligation to restore the Property under Section 5(b), Purchaser's indemnification obligations under Section 5(d), Purchaser's confidentiality obligations set forth in Section 6 and Purchaser's obligations to furnish evidence of termination under Section 22.16 shall survive such termination. In the event that Seller elects during the aforesaid ten (10) day period to attempt to remove from title or cause the Title Company to insure over any title matter and thereafter Seller is unable to so remove or cause the Title Company to insure over the title matter prior to or concurrently with the Closing, then except with respect to Obligatory Title Exceptions, Seller shall have no liability to Purchaser and Purchaser shall elect, by giving written notice to Seller within five (5) business days after Purchaser discovers that such title matter cannot or will not be removed or insured over (and the Closing will be extended, if necessary, to give Purchaser five (5) business days to make such election), to terminate this Agreement in accordance with the terms and provisions of the preceding sentence, or waive Purchaser's disapproval of such title matters, in which case such title matters shall then be deemed to be Permitted Exceptions. Purchaser's failure to give such notice within said five
(5) business day period shall be deemed an election to terminate this Agreement.

                           Permitted Exceptions.  The following matters shall
constitute "PERMITTED EXCEPTIONS": (i) the lien to secure payment of general and special real property taxes and assessments, not delinquent; (ii) the lien of supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code; (iii) all matters affecting the Property which are created by the act or omission of Purchaser or with the written consent of Purchaser; (iv) all preprinted and standard exceptions and exclusions set forth in the standard form of an ALTA owner's policy of title insurance; (v) the rights of the tenants under the Leases (including memoranda thereof), as tenants only and




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without any right to purchase the Property; (vi) all exceptions disclosed by the
Title Documents which are approved or deemed approved by Purchaser in accordance with Section 4(c) above; and (vii) all applicable laws, ordinances, rules and governmental regulations (including, without limitation, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Property.

                           DUE DILIGENCE REVIEW AND INSPECTION.

                           Due Diligence Period. As used in this Agreement, the term "DUE DILIGENCE PERIOD" shall mean the period from the date of this Agreement until 5:00 p.m. San Francisco time on November 21, 1996.

                           Entry. During the Due Diligence Period, and with no less than two (2) business days' notice to Seller, Purchaser and Purchaser's employees, agents and representatives shall be entitled (i) to enter onto the Real Property during reasonable times as mutually agreed upon by Seller and Purchaser (subject under all circumstances to the rights of the tenants under the Leases) for the purpose of reviewing and photocopying the Property Records and (ii) to review and photocopy any Property Records located at the offices of Seller's investment advisor, O'Connor Realty Advisors Incorporated (provided, however, in no event shall Purchaser be permitted to review or photocopy any legally privileged information, Seller's listing proposals, Seller's organizational documents, Seller's internal appraisals and analyses, Seller's economic evaluations of the Property or the sale thereof, or Seller's accounting and other records prepared for and financial reports addressed to Seller's shareholders with respect to the Property). Seller makes no representations or warranties of any kind whatsoever regarding the truth, accuracy, completeness or thoroughness of the information contained in such Property Records except as specifically set forth in Section 7 below. During the Due Diligence Period, and with no less than two (2) business days' notice to Seller, Purchaser and Purchaser's engineers, architects, and other employees, agents and representatives shall be entitled to enter onto the Real Property during reasonable times as mutually agreed upon by Seller and Purchaser (subject under all circumstances to the rights of the tenants under the Leases) for the purpose of inspecting the physical condition of the Improvements and conducting non-intrusive physical and environmental inspections and tests of the Land and the Improvements (provided, however, that in no event shall (1) such inspections or tests disrupt or disturb the on-going operation of the Property or any service to the Property or the quiet possession of any tenants under the Leases, or (2) Purchaser or Purchaser's engineers, architects or other employees, agents or representatives drill or bore on or through the surface of the Property or


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         conduct or allow any other physically intrusive testing of, on or under the Property without Seller's prior written consent as to the timing and the scope of the work to be performed, which consent shall be in Seller's sole and absolute discretion). Any such review and/or photocopying of the Property Records and any such tests and inspections of the Property shall be made at Purchaser's sole cost and expense and in strict accordance with applicable law. Purchaser agrees to promptly deliver to Seller, without representation or warranty, copies of all final written environmental and geotechnical reports and studies obtained or conducted by Purchaser with respect to the Property. After making any tests and inspections of the Property, Purchaser agrees to promptly restore the Property to its condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement). Seller shall have the right to have a representative of Seller present at all times during any review of the Property Records and any tests and inspections of the Property. Purchaser shall cooperate with any reasonable request made by Seller with regard to the timing of any such test or inspection.

                           Insurance. Prior to Purchaser or Purchaser's engineers, architects or other employees, agents or representatives entering the Property to conduct the inspections and tests described in
         Section 5(b) above, Purchaser shall obtain and maintain or shall cause each of Purchaser's contractors and agents to maintain (and shall deliver to Seller evidence thereof) at no expense to Seller, general liability insurance from an insurer reasonably acceptable to Seller, with a contractual liability endorsement and with limits and coverage satisfactory to Seller. Such insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or Purchaser's engineers, architects and other agents, employees and contractors in connection with the inspections and tests made by Purchaser pursuant hereto, and Purchaser hereby agrees that in no event shall any such inspections and tests be performed without such insurance insuring against the acts of the person conducting such inspections and tests.

                           Indemnification of Seller. Purchaser agrees to keep the Property free from all liens and to indemnify, defend, and hold harmless Seller, and Seller's officers, directors, shareholders, beneficiaries, partners, agents, employees and attorneys, and their respective successors and assigns, from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, attorneys' fees and costs) incurred, suffered by, or claimed against Seller by reason of any physical damage to the Property (or any property of tenants under the Leases) or injury to persons caused by Purchaser and/or Purchaser's agents, employees or




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         contractors in exercising Purchaser's rights under this Agreement. This indemnity shall survive the Closing or any termination of this Agreement.

                           Notice of Approval. Prior to the expiration of the Due Diligence Period, Purchaser shall deliver to Seller and Escrow Holder written notice stating either that this contingency regarding Purchaser's review of the Property Records and the results of Purchaser's tests, inspections, analyses and other due diligence investigations of the Property is satisfied, or that Purchaser disapproves of the foregoing and is electing to terminate this Agreement, which disapproval (and election to terminate this Agreement) shall be at Purchaser's sole and absolute discretion. Purchaser and Seller agree that written notice from Purchaser to Seller and Escrow Holder that this contingency in this Section 5 is satisfied shall be conclusively deemed to be notice pursuant to Section 9(a)(i) below that the Purchaser's Condition Precedent in Section 9(a)(i) regarding the approval of the Board of Directors of Purchaser is satisfied (without the need for Purchaser to expressly state the same in Purchaser's notice). Purchaser's failure to deliver such written notice to Seller and Escrow Holder prior to the end of the Due Diligence Period shall be deemed Purchaser's disapproval and election to terminate this Agreement. In the event Purchaser so terminates this Agreement, the Deposit, plus all interest accrued thereon, shall be immediately refunded to Purchaser; provided, however, that Purchaser and Seller shall each be responsible for one-half (1/2) of any title or Escrow cancellation fees, and Purchaser's obligation to restore the Property under Section 5(b), Purchaser's indemnification obligations under
         Section 5(d), and Purchaser's confidentiality obligations set forth in
         Section 6 and Purchaser's obligations to furnish evidence of termination under Section 22.16 shall survive such termination.

                           Tenants and Governmental Authorities. Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor any of Purchaser's engineers, architects or other employees, agents or representatives shall contact or make any inquiry of any tenants under Leases or any governmental authorities having jurisdiction over the Property without Purchaser first providing Seller with two (2) business days' prior notice and the opportunity for Seller to accompany Purchaser or Purchaser's engineers, architects or other employees, agents or representatives during any such contact or inquiry. Purchaser agrees any such contact or inquiry shall be made at reasonable times during business hours, without cost or expense to Seller and without disturbing the business or operations of the tenants under the Leases.




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                           CONFIDENTIALITY.

                  Purchaser shall keep all information contained in the Property Records and all information obtained from Purchaser's tests, inspections, analyses and other due diligence investigations of the Property strictly confidential in accordance with that certain Confidentiality and NonDisclosure Agreement dated September 5, 1996 between Seller and Purchaser (the "CONFIDENTIALITY AGREEMENT") and that certain Inspection Agreement dated October 22, 1996 between Seller and Purchaser (the "INSPECTION AGREEMENT"). The Confidentiality Agreement and the Inspection Agreement are ratified and shall remain in full force and effect as provided in this Section 6. The Confidentiality Agreement and the Inspection Agreement are intended to supplement and be consistent with this Agreement and to the extent of any inconsistency between the Confidentiality Agreement and/or the Inspection Agreement and this Agreement, the Confidentiality Agreement and/or the Inspection Agreement shall govern.

                           REPRESENTATIONS AND WARRANTIES OF SELLER.

                           Representations and Warranties.  Seller represents
and warrants to Purchaser that the following matters are true and correct as of the execution of this Agreement and, subject to Section 7(f) below, will also be true and correct as of the Closing:

                                    Seller is a corporation, duly organized and
         validly existing and in good standing under the laws of the State of Delaware.

                                    This Agreement is, and all the documents
         executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed, and delivered by Seller, and is and will be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally). This Agreement, and all of the documents executed by Seller which are to be delivered to Purchaser at the Closing, does not and will not violate any provisions of any agreement to which Seller is a party or, to Seller's knowledge, which is binding on Seller.

                                    To Seller's knowledge, Seller has not
         received any written notice that the use and operation of the Property is in material violation of any applicable building codes or any environmental, zoning, life safety and land use laws, rules and regulations.




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                                    To Seller's knowledge, all Property Records
         made available by Seller to Purchaser in accordance with Section 5 above are true, correct and complete copies of all such documents in Seller's files (other than those specifically excepted in Section 5(b) above).

                                    There are no Service Contracts by which
         Purchaser would by bound that are not cancelable upon thirty (30) days written notice other than (A) that certain Standard Form of Agreement between Owner and Architect for Designated Services, undated, between Seller and DES Architects + Engineers (for the preparation of construction documents for repair work to the roof gutter system of the Improvements), (B) that certain Service Contract, dated October 16, 1996, between Seller and Royal Roofing Company, Inc., (C) that certain Service Contract, dated October 22, 1996, between Seller and G.T. Jordan Electric, Inc., and (D) that certain Standard Form of Agreement between Owner and Contractor where the basis of payment is a Stipulated Sum, dated September 18, 1996, between Seller and Dycon, a Jack Dymond Company. To Seller's knowledge, Seller has received no written notice that Seller is in material default under any Service Contract affecting the Property.

                                    To Seller's knowledge, Seller has not
         received written notice that any condemnation, zoning or other land-use regulation proceedings directly affecting the Property (as opposed to any of general application or affecting a number of properties) have been instituted.

                                    To Seller's knowledge, there is no pending
         action, suit or proceeding before any court or other governmental agency naming Seller as a party that arises out of Seller's ownership of the Property (other than the pending proceeding to contest the ad valorem real property tax assessment of the Property).

                                    All of the Leases are set forth on the Rent
         Roll attached as Exhibit B hereto, and true, correct and complete copies of all documents which constitute the Leases, including all amendments or supplements thereto and all guaranties of the tenant's obligations thereunder, have been made available to Purchaser. To Seller's knowledge (which, for purposes of this sentence and the immediately following sentence only, shall include also the present actual knowledge of Byron Woodworth, without duty of inquiry), there exist no material defaults or events which, with the giving of notice or passage of time, or both, would constitute a material default by Seller as landlord under the Leases listed on the attached Rent Roll. To Seller's knowledge (which, for purposes of this sentence and the immediately preceding sentence only, shall include also the present actual knowledge of


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         Byron Woodworth, without duty of inquiry), there exist no material defaults and no events which, with the giving of notice or passage of time, or both, would constitute a material default by any tenants under the Leases listed on the attached Rent Roll thereon.

                                    There are no leases and/or rental agreements
         for occupancy of the Land and the Improvements to which Seller or Seller's agents is a party and which would be binding on Purchaser after the Closing, other than the Leases set forth in the Rent Roll attached as Exhibit B hereto, any subleases, subtenancies or licenses which would be subject to the Leases, and the Permitted Exceptions. Except for the rights, if any, of cooperating brokers as set forth in the Leases, there are no real estate broker commission or listing agreements relating to the Property to which Seller or any of Seller's agents is a party and which would be binding upon Purchaser after the Closing.

                                    All leasing commissions due and payable in
         connection with the current term of any existing Lease (as opposed to leasing commissions, if any, due in connection with any renewal or extension of any Lease or any expansion of the tenant's leased premises thereunder) have been paid in full. Except for the rights, if any, of cooperating brokers as set forth in the Leases, Seller has not entered into any agreement for the payment of a leasing commission in connection with any renewal or extension of any Lease or any expansion of the tenant's leased premises thereunder.

                           Definition of Seller's Knowledge.  For purposes of
this Agreement, whenever the phrase "to Seller's knowledge" or words of similar import are used, they shall be deemed to refer to the present actual knowledge of only Scott M. MacDonald, Dennis Keyes and Scott Pritchett, without duty of inquiry.

                           Survival Period.  The representations and warranties
of Seller set forth in this Section 7 shall be deemed made as of the date of this Agreement and, subject to Section 7(e) below, as of the Closing and shall survive for a period of only six (6) months after the Closing and shall automatically expire at the end of such six (6) month period unless (i) Purchaser has delivered written notice to Seller with respect to any alleged breach thereof prior to the expiration of the six (6) month period (and, in the event any such written notice is timely delivered by Purchaser to Seller, shall survive thereafter only insofar as the subject matter of the alleged breach specified in such written notice suit is concerned), and (ii) Purchaser thereafter commences suit within nine (9) months after the Closing with respect to the alleged breach specified in the written notice delivered by Purchaser to Seller within said six (6) month period. If written notice of an alleged breach is not timely delivered within said six (6) month period, or if suit is not thereafter timely commenced by Purchaser within nine (9) months following the Closing, then Seller's representations and warranties shall thereafter be void and of no force or effect.

                           Limitation on Seller's Liability.  Notwithstanding
anything the contrary contained herein, Seller shall not have any liability, obligation or responsibility of any kind to Purchaser or any party claiming by, under or through Purchaser with respect to the following: (i) the content or accuracy of any report, study, opinion or conclusion of any soils, toxic, environmental or other engineer or other person or entity who has examined the Property or any aspect thereof; (ii) the content or accuracy of any information released to Purchaser by an engineer or planner in connection with the development of the Property; (iii) the availability of building or other permits or approvals for the Property by any state or local governmental bodies with jurisdiction over the Property; (iv) any of the items delivered to Purchaser pursuant to Purchaser's review of the Property Records or condition of the Property prepared by anyone other than Seller (including, without limitation, any of the Title Documents); or (v) the content or accuracy of any other development or construction cost, projection, financial or marketing analysis given to Purchaser by Seller or reviewed by Purchaser with respect to the Property.

                           Purchaser's Knowledge.  Notwithstanding anything to
the contrary contained in this Agreement, Seller shall have no liability, obligation or responsibility of any kind to Purchaser or any party claiming by, under or through Purchaser with respect to any of the foregoing representations and warranties if, prior to the Closing, Purchaser has knowledge that contradicts any of the foregoing representations and warranties, or renders any of the foregoing representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. For purposes hereof, the knowledge of Purchaser shall mean the actual knowledge of Purchaser's officers, consultants and agents. Purchaser further agrees to provide Seller with written notice (a "REPRESENTATION NOTICE") promptly upon Purchaser's learning that any representation or warranty of Seller in this Agreement is untrue or incorrect or has been breached by Seller. In the event Purchaser gives a Representation Notice and Seller fails to correct any inaccuracy or cure any such breach of any representation or warranty of Seller, then Purchaser's sole remedy shall be to elect, in Purchaser's sole discretion, to proceed with the Closing or terminate this Agreement. If Purchaser elects to proceed with the Closing, Purchaser shall be deemed to have waived the breach of any representation or warranty of Seller in this Agreement of which Purchaser has knowledge at the time of the Closing.

                           Change in Circumstance.  Without limiting the
foregoing
provisions of Section 7(d) and Section 7(e), Purchaser acknowledges that Seller shall have no liability, obligation or responsibility with respect to any representation or warranty which was true and accurate when made by Seller upon the execution and delivery of this Agreement and which subsequently becomes untrue or inaccurate for any reason which is not a breach or default by Seller of the covenants made by Seller in Section 10 below (e.g., an untruth or inaccuracy due to the passage of time, litigation initiated against Seller by a third party, events occurring after the date of this Agreement, knowledge acquired by Seller after the date of this Agreement, etc.). In the event that any representation or warranty made by Seller is untrue or inaccurate in any material respect as of the Closing and such untruth or inaccuracy is caused by a reason which is not a breach or default of Seller's covenants in Section 10 below, then Purchaser's sole right by reason of such untruth or inaccuracy shall be to elect, in Purchaser's sole discretion to either (a) waive such untruth or inaccuracy in Seller's representations or warranties and proceed to the Closing hereunder (in which event, Seller shall have no liability to Purchaser for such untruth or inaccuracy) or (b) to terminate this Agreement in accordance with
Section 9(c) below. In addition to the foregoing, Purchaser acknowledges that any express written disclosures made by Seller prior to the Closing Date shall constitute notice to Purchaser of the matter disclosed, and Seller shall have no further liability thereafter if Purchaser thereafter consummates the transaction contemplated hereby.

                           REPRESENTATIONS, WARRANTIES, COVENANTS AND
ACKNOWLEDGMENTS OF PURCHASER.

                           Representations and Warranties.  Purchaser represents
and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing:

                                    Purchaser is a corporation, duly organized,
         and validly existing and in good standing under the laws of the State of Maryland.

                                    Subject to Section 9(a)(i) below, this
         Agreement is, and all the documents executed by Purchaser which are to be delivered to Seller at the Closing will be, duly authorized, executed, and delivered by Purchaser, and is and will be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally). This Agreement, and all of the documents executed by Purchaser which are to be delivered to Seller at the Closing, does not and will not violate any provisions of any agreement to which Purchaser is a party or, to Purchaser's knowledge, which is binding upon Purchaser.

                                    Purchaser is acquiring the Property solely
         for rental or investment purposes.

                           Covenants.  Purchaser agrees that:

                                    Purchaser will review all instruments,
         records and documents which Purchaser deems appropriate or advisable to review in connection with this transaction, including, but not by way of limitation, any and all architectural drawings, plans, specifications, surveys, building and occupancy permits, and any licenses, leases, contracts, warranties and guarantees relating to the Property or the business conducted thereon, and by proceeding with this transaction following the expiration of the Due Diligence Period Purchaser will be deemed to have determined that the same and the information and data contained therein and evidenced thereby are acceptable to Purchaser.

                                    Purchaser will review all applicable laws,
         ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Property which Purchaser deems appropriate or advisable to review in connection with this transaction; and

                                    Purchaser will, at Purchaser's own cost and
         expense, make such independent investigations respecting the Property and all other aspects of this transaction, as Purchaser deems appropriate or advisable, and shall rely thereon and on the advice of Purchaser's consultants in entering into this Agreement and, by proceeding with this transaction following the expiration of the Due Diligence Period, will be deemed to have determined that the same are acceptable to Buyer in all respects.

                           Acknowledgements.  Purchaser hereby expressly
acknowledges:

                                    That no financing for this transaction shall
         be provided by Seller.

                                    That Seller's existing insurance pertaining
         to the Property shall be cancelled at Closing, and Seller shall receive any premium refund due thereon, and Purchaser shall be required to obtain Purchaser's own insurance coverage from and after the Closing.

                  THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 7(a) ABOVE, PURCHASER IS ACQUIRING THE PROPERTY AS- IS, WHERE-IS, AND WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE,EXPRESS OR IMPLIED, IT BEING THE INTENTION OF SELLER AND PURCHASER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 7(a) ABOVE), INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES WHATSOEVER CONTAINED IN OR CREATED UNDER THE CALIFORNIA UNIFORM COMMERCIAL CODE), WARRANTIES AS TO COMPLIANCE WITH LAWS AND WARRANTIES AS TO THE CONDITION OR SOUNDNESS OF THE PHYSICAL COMPONENTS OF THE IMPROVEMENTS. Without limitation on the foregoing, Purchaser will be acquiring the Property solely in reliance on Purchaser's own inspections, examinations, and evaluations of the Property, and prior to taking title to the Property, Purchaser shall have had the opportunity to have examined and inspected the Property, including, without limitation, the physical components thereof, and to determine whether Purchaser is satisfied with the condition, quality, quantity, operation, state of repair, and prospects of the Property in all respects, and Purchaser shall have decided that Purchaser is willing to acquire the Property "AS-IS, WHERE-IS," and with all faults. Purchaser agrees and acknowledges that, except for Seller's express representations and warranties set forth in Section 7(a) of this Agreement, no other representations, statements or warranties have at any time been made by Seller, or Seller's employees, officers, advisors or agents, as to the physical condition, quality, quantity or state of repair of the Property, or as to the condition, quality, quantity, operation, state of repair, or prospects for the Property in any respect. Seller is not liable or bound in any manner by any verbal or written statements or representations made by any real estate broker, advisor or other third party, including, without limitation, any real estate brokers' "set-ups" or information pertaining to the Property, the Leases, the Service Contracts or the operation, layout, expenses, condition, income, rents, agreements, licenses, easements, instruments or documents.

                           Environmental Matters.  Without limitation on Section
8(c) above, Purchaser acknowledges that Seller makes no representations or warranties regarding the presence or absence of any Hazardous Materials (as defined below) in, on or under the Property. By proceeding with this transaction following the expiration of the Due Diligence Period, Purchaser will be deemed to have made Purchaser's own independent investigation of the Property with regard to the presence of Hazardous Materials as Purchaser deems appropriate. Accordingly, Purchaser hereby expressly waives and relinquishes any and all rights and remedies Purchaser may now or hereafter have against Seller and Seller's affiliates and their respective successors and assigns, partners, shareholders, officers, directors, employees, and/or agents, whether known or unknown, with respect to any past, present or future presence or existence of Hazardous Materials on, under or about the Property or with respect to any past, present or future violation of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (i) any and all rights and remedies Purchaser may now or hereafter have under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, and any similar law, rule or regulation, (ii) any and all rights Purchaser may now or hereafter have against Seller under the Carpenter- Presley-Tanner Hazardous Substance Account Act (California Health and Safety Code, Section 25300 et seq.), as amended, and any similar law, rule or regulation, and (iii) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 U.S.C.A. ss. 9607). As used herein, the term "HAZARDOUS MATERIAL(s)" includes, without limitation, any hazardous or toxic materials, substances or wastes, such as (A) those materials identified in Sections 66680 through 66685 and Sections 66693 through 66740 of Title 22 of the California Administrative Code, Division 4, Chapter 30, as amended from time to time, (B) those materials defined in Section 25501(j) of the California Health and Safety Code, (C) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the State of California or any agency of the United States government, (D) any other material, substance, or waste which is defined or regulated as a hazardous material, extremely hazardous material, hazardous waste or toxic substance pursuant to any laws, rules, regulations or orders of the United States government, the State of California or any local governmental body, (E) asbestos, (F) petroleum and petroleum based products, (G) formaldehyde, (H) polychlorinated biphenyls (PCBs), (I) radon, and (J) freon and other chloroflurocarbons.

                  PURCHASER HEREBY ACKNOWLEDGES THAT PURCHASER HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 ("SECTION 1542"), WHICH IS SET FORTH BELOW:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                  BY INITIALLING BELOW, PURCHASER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE WAIVERS AND RELEASES SET FORTH IN THIS SECTION 8(d):

                                    -------------------------
                                    PURCHASER'S INITIALS

                           Survival.  The foregoing waivers and releases by
Purchaser (as well as the provisions of Section 7(d) and Section 7(e) above) shall survive either (i) the Closing and the recordation of the Grand Deed (as defined in Section 11(a) below), and shall not be deemed merged into the Grant Deed upon its recordation, or (ii) any termination of this Agreement.

                           Reservation.  The foregoing provisions of Section 8
(and the provisions of Section 7(d) and Section 7(e) above) shall not (i) require Purchaser to indemnify Seller from or against any claim or loss, or (ii) operate to release Seller from liability for Seller's actual fraud or intentional misrepresentation, or (iii) prevent Purchaser from impleading Seller in any proceeding brought by an independent third party provided such proceeding did not arise by reason of any act by Purchaser or Purchasers or agents or representatives with the intention circumventing the provisions of Section 7(d),
Section 7(e) or this Section 8.

                           CONDITIONS PRECEDENT TO CLOSING.

                           Purchaser's Conditions Precedent.  The following
matters set forth below in this Section 9(a) shall be conditions precedent to Purchaser's obligation to consummate the purchase and sale transaction contemplated herein (the "PURCHASER'S CONDITIONS PRECEDENT"). The Purchaser's Conditions Precedent set forth in Section 9(a)(i) and Section 9(a)(ii) must be satisfied on or before the expiration of the Due Diligence Period and the Purchaser's Conditions Precedent in Section 9(a)(ii) through Section 9(a)(ix) must be satisfied as of the Closing Date (as defined in Section 15 below).

                           The Board of Directors of Purchaser shall have given its final approval of the purchase of the Property by Purchaser upon the terms and conditions of this Agreement, which approval Seller acknowledges may be withheld in the sole and absolute discretion of Purchaser's Board of Directors. The failure of Purchaser to notify Seller in writing on or before the expiration of the Due Diligence Period of such approval of the Board of Directors of Purchaser shall be deemed to be the failure of this Purchaser's Condition Precedent.

                           Purchase shall not have terminated this Agreement in accordance with Section 4 or Section 5 of this Agreement within the time periods set forth in said Sections.

                           Purchaser shall not have terminated this Agreement in accordance with Section 7(e), Section 7(f), Section 9(c), Section 17(a) or Section 17(b) of this Agreement within the time periods set forth in said
         Sections.

                           The Title Company shall have irrevocably committed to issue, upon the Closing, an ALTA extended coverage owner's policy of title insurance on the standard form issued in the State of California, with such endorsements as Purchaser shall have reasonably requested and which the Title Company shall have agreed to issue prior to the expiration of the Due Diligence Period (the "Title Policy"), insuring that title to the Real Property is vested of record in Purchaser as of the Closing, subject only to the Permitted Exceptions.

                           Purchaser shall have received an estoppel certificate from each tenant of the Property in the form attached as Exhibit C-1 hereto; provided, however, Purchaser expressly acknowledges and agrees that if any tenant is unwilling for any reason to execute and return an estoppel certificate in the form of Exhibit C-1 hereto, then an estoppel certificate received from a tenant in the form attached as Exhibit C-2 shall satisfy the requirements of this Section 9(a)(iii) notwithstanding any variations between such form and the form attached as Exhibit C-1 hereto. Seller agrees to provide Purchaser with copies of the proposed estoppel certificates not less than three (3) business days prior to Seller's delivery of the same to the tenants.

                           Unless previously waived in writing by Purchaser, or deemed to have been waived by Purchaser pursuant to the terms hereof, there shall be no material breach of any of Seller's representations, warranties or covenants set forth in this Agreement, as of the Closing (solely for purposes of this Section 9(a)(vi), a "material breach" includes any representation or warranty made by Seller which is untrue or inaccurate in any material respect for a reason which is not a breach or default of Seller's covenants in Section 10, as provided in
         Section 7(f) above).

                           Seller shall have delivered to the Escrow Holder the items described in Section 11.

                           Each Lease listed in the Rent Roll attached as Exhibit B hereto shall be in full force and effect and no material default, claim or dispute shall then exist or have arisen thereunder that was not specifically disclosed in the Property Records provided for Purchaser's review during the Due Diligence Period pursuant to Section 5 above.

                           No lawsuit or arbitration proceeding shall be pending (or threatened in writing and not subsequently resolved, settled or otherwise terminated) against Seller which, if determined adversely to Seller, would prohibit or invalidate the transaction contemplated by this Agreement (other than an action or arbitration proceeding threatened by Seller or Purchaser).

                           Seller shall have delivered to the Escrow Holder with respect to those contracts listed in Section 7(a)(v)(A) through (D) above lien releases for amounts paid thereunder prior to the Closing by Seller and consents to the assignment thereof to Purchaser, which lien releases and consents to assignment shall be executed by the contractors thereunder in a form reasonably satisfactory to Seller.

The Purchaser's Conditions Precedent set forth in this Section 9(a) are solely for the benefit of Purchaser and may be waived only by Purchaser. Purchaser shall, at all times prior to the termination of this Agreement, have the right to waive any of these Purchaser's Conditions Precedent.

                           Seller's Conditions Precedent.  The following matters
set forth in this Section 9(b) shall be conditions precedent to Seller's obligation to consummate the purchase and sale transaction contemplated herein (the "SELLER'S CONDITIONS PRECEDENT"). The Seller's Condition Precedent set forth in Section 9(b)(i) must be satisfied on or before the expiration of the Due Diligence Period and the Seller's Conditions Precedent set forth in Sections 9(b)(ii) through Section 9(b)(vi) must be satisfied on or before the Closing Date.

                           Purchaser shall not have terminated this Agreement in accordance with Section 4 or Section 5 of this Agreement within the time periods set forth in said Sections.

                           Purchaser shall not have terminated this Agreement in accordance with Section 7(e), Section 7(f), Section 9(c), Section 17(a) or Section 17(b) of this Agreement within the time periods set forth in said
         Sections.

                           Purchaser shall have delivered to Escrow Holder, no later than 12:00 p.m. (noon), New York time, on the Closing Date for disbursement as directed hereunder, all cash or other immediately available funds due from Purchaser in accordance with this Agreement.

                           The Title Company shall have irrevocably committed to issue the Title Policy upon the Closing.

                           There shall be no material breach of any of Purchaser's representations, warranties or covenants set forth in this Agreement, as of the Closing.

                           Purchaser shall have delivered to Escrow Holder the items described in Section 12.

The Seller's Conditions Precedent set forth in this Section 9(b) are solely for the benefit of Seller and may be waived only by Seller. Seller shall, at all times prior to the termination of this Agreement, have the right to waive any of these Seller's Conditions Precedent.

                           Failure of Conditions Precedent.  Neither Purchaser
nor Seller shall wilfully or in bad faith act or fail to act for the purpose of permitting any Purchaser's Condition Precedent or Seller's Condition Precedent to fail (except to the extent Purchaser, in Purchaser's own discretion, exercises Purchaser's right to disapprove any such items or matters in Section 4, Section 5, Section 7(e) or Section 7(f) hereof). Subject to Section 7(e) and
Section 7(f) above, nothing contained in Section 9(a) or Section 9(b) shall relieve either Seller or Purchaser (as the case may be) of any liability or diminish or limit the other party's rights or remedies in the event any condition fails, and the transaction contemplated by this Agreement fails to close, due to a breach of any representation, warranty or covenant of either Seller or Purchaser. In the event that the purchase and sale of the Property is not consummated because of the failure of any Purchaser's Condition Precedent or Seller's Condition Precedent or any other reason except for a default under this Agreement on the part of Purchaser, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder, except that the Deposit plus all interest accrued thereon shall be immediately refunded to Purchaser, Purchaser and Seller shall each be responsible for one-half (1/2) of any title or Escrow cancellation fee, and Purchaser's obligation to restore the Property under Section 5(b), Purchaser's indemnification obligations under
Section 5(d), Purchaser's confidentiality obligations under Section 6 and Purchaser's obligations to furnish evidence of termination under Section 22.16 shall survive such termination.

                           Waiver of Conditions.  The election of Seller and
Purchaser to proceed with the Closing by recording the Grant Deed in the Official Records and disbursing the Purchase Price (as well as the execution and /or delivery of the other items set forth in Section 11 and Section 12, respectively, below) shall be deemed to be Purchaser's waiver of the conditions set forth in Section 9(a) above and

Seller's waiver of the condition set forth in Section 9(b) above, to the extent any of such conditions have not previously been satisfied or waived.

                           COVENANTS OF SELLER.

                  Seller hereby covenants with Purchaser, as follows:

                           After the date hereof and prior to the Closing, no part of the Property, or any interest therein, will be sold, encumbered or otherwise transferred without Purchaser's consent (except for new leases or amendments, modifications, supplements or extensions of existing Leases entered into in accordance with Section 10(b) below).

                           After the date hereof and until the expiration of the Due Diligence Period, Seller shall be entitled to enter into any new leases, or amend, modify, supplement, terminate or extend the existing Leases, in any case in Seller's sole discretion and without any consent or approval from Purchaser. During the Due Diligence Period, Seller shall promptly notify Purchaser and furnish Purchaser with a copy of any new lease or any amendment, modification, supplement, termination or extension of an existing Lease which is entered into during the Due Diligence Period, together with a copy of any applicable tenant financial information, term sheet, commission agreement and other relevant information received by Seller with respect to the new lease or amendment, modification, supplement, termination or extension of an existing Lease. After the expiration of the Due Diligence Period, and prior to the Closing, Seller shall not enter into any new leases, or amend, modify, supplement, terminate or extend the existing Leases, without the prior written consent of Purchaser, (which consent shall be in Purchaser's sole and absolute discretion).

                           Until the Closing, Seller shall keep the Property insured against fire, vandalism and other loss, damage and destruction with the same coverage, policy limits and deductible amounts as are currently held by Seller.

                           Until the Closing, Seller shall operate and maintain the Property in the manner as Seller has previously done and consistent with reasonable commercial practices of industrial/warehouse/office buildings of the same or similar character as the Property.


                           Until the Closing, Seller shall not undertake any capital improvements to the Real Property (except as may be required under Leases or any applicable law or governmental order).

                           Until the Closing, Seller shall not enter into any new Service Contract or other agreement affecting the Real Property which would survive the Closing; provided that no consent of Purchaser shall be required as to any proposed Service Contract or other agreement that provides that it is terminable upon thirty (30) days (or less) notice without premium or penalty payable by Purchaser.

                           Until the Closing, Seller shall not remove from the Real Property any article of Tangible Personal Property except as may be necessary for repairs, or the discarding of worn out or obsolescent or useless items and except as necessary to comply with the Leases or any applicable law or governmental order; provided, however, that any article removed for repairs shall be returned to the Real Property promptly upon its repair and shall remain a part of the Tangible Personal Property whether or not such article shall be located on the Real Property at the time of the Closing, and any article so discarded shall be replaced with a new article of similar quality and utility prior to the Closing.

                           Until the Closing, Seller shall not undertake or commence any material renovations or alterations at the Real Property, except those necessary to comply with any of the provisions of Leases or any applicable law or governmental order.

                           Upon the Closing, Seller shall terminate any existing on-site management and listing agreement for the Property in accordance with the terms thereof.

                           From and after the expiration of the Due Diligence Period and until the Closing Date, Seller will not enter into any contracts or agreements (whether binding or not) for the sale or other disposition of the Property.

                           SELLER'S CLOSING DELIVERIES TO ESCROW HOLDER.

                  At least one (1) business day prior to the Closing Date, Seller shall deliver or cause to be delivered to Escrow Holder the following:

                           A Grant Deed executed by Seller, in the form of Exhibit D attached hereto, conveying the Real Property to Purchaser subject to the Permitted Exceptions and matters arising by or through Purchaser (the "GRANT DEED").

                           An Assignment of Leases executed by Seller, in the form of Exhibit E attached hereto, assigning to Purchaser all of Seller's interest under the Leases (the "ASSIGNMENT OF LEASES").

                           A Bill of Sale executed by Seller, in the form of Exhibit F attached hereto, conveying to the Purchaser title to the Tangible Personal Property, if any (the "BILL OF SALE").

                           A General Assignment executed by Seller, in the form of Exhibit G attached hereto, assigning to Purchaser the Service Contracts and the Intangible Personal Property, if any, to the extent that such items are assignable (the "GENERAL ASSIGNMENT").

                           An affidavit in the form of Exhibit H attached hereto, certifying that Seller is not a "foreign person"within the meaning of Section 1445(f)(3) of the Code (the "CERTIFICATE OF NON-FOREIGN STATUS"), together with a California Form 590.

                           A Closing Statement (as defined in Section 14(b) below) duly executed by Seller.

                           Any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement, including, without limitation any affidavit or other statement reasonably and customarily requested by the Title Company in order to issue the Title Policy.

                           PURCHASER'S CLOSING DELIVERIES TO ESCROW HOLDER.

                           On the Closing Date, Purchaser shall deliver to Escrow Holder, by wire transfer of immediately available funds, the balance of the Purchase Price, together with such other sums as Escrow Holder shall require to pay Purchaser's share of the Closing costs, prorations, reimbursements and adjustments as set forth in Section 14 and Section 16 herein.

                           At least one (1) business day prior to the Closing Date, Purchaser shall deliver to Escrow Holder:

                           An executed counterpart of the General Assignment and the Assignment of Leases, whereby Purchaser shall assume the obligations relating to the matters set forth in such documents.

                           A Closing Statement duly executed by Purchaser.

                           A letter in the form of Exhibit I hereto, dated as of the date of the Closing addressed to each of the tenants under the Leases and duly executed by Purchaser, notifying such tenant that (A) the Property has been sold to Purchaser, (B) commencing immediately, all rentals and other payments and any notices under the Lease are to be paid and sent in accordance with Purchaser's directions, (C) Purchaser has custody of any tenant deposit under the Lease, and (D) effective as of the Closing, Tenant is to name Purchaser and Purchaser's managing agent as additional insureds under all insurance policies maintained pursuant to the Lease (the "Tenant NOTIFICATION LETTER"). Promptly following the Closing, Seller shall also execute each such Tenant Notification Letter and deliver it to the respective tenant by certified mail, return receipt requested.

                           Any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

                           SELLER'S POST-CLOSING DELIVERIES TO BUYER.  Within
one (1) business day following the Closing, Seller shall deliver the following items to Buyer by leaving them at the management office of the Property:

                           the originals of all Leases and the originals of all Service Contracts (or to the extent Seller does not possess any original, the best copy in Seller's possession);

                           the originals, or the best copies in Seller's possession, of all guarantees, licenses, applications, approvals, certificates, permits,warranties or indemnities which constitute Intangible Personal Property hereunder and which are evidenced by written instrument or document; and

                           the Property Records.

                           PRORATIONS AND ADJUSTMENTS.

                           Definitions. For purposes of this Section 14, the terms set forth below shall have the following meanings:

                                    "BASE RENT" means all base rent, minimum
                  rent or fixed rent or basic rental payable in fixed installments for stated periods by tenants under Leases.


                                    "OPERATING EXPENSE REIMBURSEMENTS" means
                  expense reimbursements, operating cost pass-throughs, utility charges, common area maintenance charges, administrative charges, property taxes and assessments, project association dues, retroactive rental escalations, insurance cost reimbursements and other sums or charges payable by tenants under their Leases (but excluding Base Rents).

                                    "PRORATION DATE" means 11:59 P.M. on the day
                  preceding the Closing, so that Purchaser shall be deemed to own the Property, and therefore entitled to any revenues and responsible for any expenses, for the entire day upon which the Closing occurs.

                                    "RENTAL" OR "RENTALS" means, collectively,
                  all Base Rents, all Operating Expense Reimbursements and all other sums and charges payable by tenants pursuant to Leases.

                           General. All Rentals, revenues and other income of the Property, if any, and all utilities, real estate taxes, assessments, maintenance charges, improvement bonds and other regular operating expenses of the Property, if any, shall be paid or shall be prorated between Purchaser and Seller as of the Proration Date in accordance with the provisions set forth below in this Section 14. Any apportionments and prorations which are not expressly provided for below shall be made in accordance with the customary practice in the County of Santa Clara. On or prior to the Closing Date, Purchaser and Seller shall make a preliminary estimate of the Closing prorations in accordance with the provisions of this Section 14 based upon the best information available to date. Such preliminary estimate of Closing prorations shall include, without limitation, an estimate of the payments of Operating Expense Reimbursements which are due and payable after the Closing by tenants under Leases but which are attributable to the period prior to the Proration Date. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser's approval prior to the Closing Date (THE "CLOSING STATEMENT"). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to Escrow Holder for purposes of making the preliminary proration adjustment at Closing subject to the "FINAL CLOSING ADJUSTMENT" provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. Any proration adjustments which are estimates only as of the Closing shall be fixed and determined in accordance with the actual data or information upon the Final Closing Adjustment pursuant to Section 14(j) below.

                           Rentals. Rentals shall be prorated as of the Proration Date in accordance with the following provisions of this
         Section 14(c):

                                    Base Rent. Base Rent payable in the month in
                  which the Closing occurs shall be prorated between Purchaser and Seller as of the Proration Date on an accrual basis based on the actual number of days in the month during which the Closing occurs. Seller shall be entitled to all Base Rent which accrues prior to the Proration Date and Purchaser shall be entitled to all Base Rent which accrues on and after the Proration Date. Base Rents which are delinquent as of the Proration Date will not be prorated, but will be paid to Seller by Purchaser promptly upon collection by Purchaser, and Seller shall retain the right to collect such amounts post-Closing in accordance with Section 14(c)(iii) below. The first monies received by Purchaser from each tenant after the Closing Date shall be applied first to current Rentals due, second, to the month in which the Closing occurred, third, to the month immediately preceding the month in which the Closing occurred, fourth, to the month or months following the month in which the Closing occurred and fifth, to the months preceding the month in which the Closing occurred. Buyer shall use commercially reasonable efforts to collect delinquent Base Rent for the account of Seller (but without any obligation to institute legal proceedings).

                                    Operating Expense Reimbursements. Monthly or
                  quarterly payments of Operating Expense Reimbursements for the month or the calendar quarter in which the Closing occurs, and payments of Operating Expense Reimbursements which are due and payable after the Closing but which are attributable to the period prior to the Proration Date, shall be prorated between Purchaser and Seller as of the Proration Date, based on the number of days in the month or calendar quarter during which the Closing occurs. Any monthly or quarterly payments of Operating Expense Reimbursements which are delinquent as of the Proration Date shall not be prorated, but will be paid to Seller by Purchaser promptly upon their collection, and Seller shall retain the right to collect such amounts post-Closing in accordance with Section 14(c)(iii) below. Following the Closing, Purchaser shall use commercially reasonable efforts to collect any such monthly or quarterly payments of Operating Expense Reimbursements which are delinquent as of the Proration Date (but without any obligation to institute legal proceedings). The preliminary proration of Operating Expense Reimbursements made at the Closing shall be deemed an estimate only, and at the Final Closing Adjustment, Purchaser and Seller shall prorate the total Operating Expense Reimbursements due from tenants based upon the entire annual period in which the Closing occurs as provided in Section 14(j)(ii) below.

                                    Delinquent Rentals. If within sixty (60)
                  days after the Closing, any Base Rents, any monthly or quarterly payments of Operating Expense Reimbursements or any other Rentals which are delinquent as of the Proration Date have not been collected by Purchaser, Seller shall have the right to collect such amounts post-Closing directly from such tenants, including, if necessary in Seller's sole discretion, the right to bring an action for damages against any such tenant for the amount owed, but not an action for ejectment or unlawful detainer.

                           Taxes and Assessments. Except to the extent paid directly by tenants to the taxing authorities, all non-delinquent real property taxes, personal property taxes and installments of assessments imposed or levied upon the Property shall be prorated between Purchaser and Seller on an accrual basis. If the most recent tax bill received by Seller as of the Proration Date is not the actual current tax bill, then Purchaser and Seller shall make an estimated proration of property taxes and assessments at the Closing based upon the most current tax bill available, and shall reprorate the property taxes and assessments at the Final Closing Adjustment. All amounts payable for property taxes and the installments of the assessments accruing prior to the Proration Date shall be the obligation of Seller and all amounts payable for property taxes and the installments of the assessments accruing on and after the Proration Date shall be the obligation of Purchaser. Any refund of property taxes attributable to any period prior to the Closing which is paid or credited to Purchaser or received by Purchaser shall be paid by Purchaser to Seller (net of any credit due to tenants under their Leases) in cash or cash equivalent within ten (10) business days after Purchaser's receipt thereof.

                           Operating Expenses. All costs, expenses, charges and fees for sewer, water, electricity, heat and air-conditioning service and other utilities, common area maintenance charges, insurance premiums, rental taxes, business occupational taxes, periodic charges payable under Service Contracts, periodic fees payable under transferable licenses and permits for the Property, periodic charges under any reciprocal easement agreements, and any other costs incurred in the ordinary course of business or the management and operation of the Property shall be prorated between Purchaser and Seller on an accrual basis, based on the actual number of days in the month during which the Closing occurs. Except to the extent paid directly by tenants to the service provider or other payee, Seller shall be responsible for all such expenses that are attributable to the period prior to the Proration Date and Purchaser shall be responsible for all such expenses which are attributable to the period on and after the Proration Date. To the extent commercially reasonable and practicable, Purchaser and Seller shall obtain billings and meter readings as of the day preceding the Proration Date to aid in such prorations. If billings or meter readings as of the day preceding the Proration Date are obtained, adjustments of any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings.

                           Tenant Deposits and Other Credits. Purchaser shall be credited with and Seller shall be charged with an amount equal to the sum of (a) Seller's liability for security deposits (and any interest due to tenants thereon) under the Leases, and (b) any prepaid Rentals attributable to a period on or after the Closing Date. Upon the Closing, Seller shall be entitled to retain all such security deposits and prepaid Rentals. Purchaser agrees to be responsible for repayment to the applicable tenants of all security deposits for which and to the extent Purchaser receives a credit for such security deposits pursuant to this Section 14(f).

                           Refundable Utility and Permit Deposits. Any refundable deposits made by Seller to utilities companies, governmental authorities, licensing or permitting agencies or similar parties shall not be prorated. Seller shall not assign any such deposits to Purchaser. Seller shall be entitled to obtain a refund of any refundable deposits being held by utilities companies, governmental authorities, licensing or permitting agencies or similar parties and Purchaser shall replace such deposits with Purchaser's own deposits. The parties shall endeavor to have the account name on all utilities changed from Seller to Purchaser as of the Proration Date, it being understood that under no circumstances shall Purchaser have any liability for any utility charges relating to any period prior to the Proration Date nor shall Seller have any liability for any utility charges relating to any period from and after the Proration Date. Purchaser shall arrange with such companies to have accounts open in Purchaser's name, to the extent appropriate, beginning on the Proration Date.

                           Leasing Costs. Any and all leasing commissions, tenant improvement costs, assumed lease liabilities, "free rent", or other concessions or inducements (collectively, "TENANT TI AND PROCUREMENT COSTS" incurred or assumed in connection with any new lease or any amendment, modification, supplement, termination or extension of an existing Lease which is executed after the date of this Agreement shall be borne by Purchaser. Any Tenant TI and Procurement Costs incurred or assumed in connection with any Lease or any amendment, modification, supplement, termination or extension of an existing Lease which is executed prior to the date of this Agreement shall be borne by Seller. Subject to Section 7(a)(x) above, Purchaser shall be responsible for any leasing commissions which may become due as a result of any renewal or extension of any Lease or any expansion of the leased premises under any Lease which is entered into, or which results from the exercise of a right, after the Closing.

                           NEC Tenant Improvement Allowance. Seller and
         Purchaser acknowledge that pursuant to that certain Second Amendment to Lease (the "NEC SECOND AMENDMENT"), dated June 20, 1996, between Seller and NEC SYSTEMS LABORATORY, INC., a New York corporation ("NEC"), the landlord under NEC's Lease is obligated to provide NEC with a "Tenant Improvement Allowance" up to a maximum amount of Four Hundred Thirty Thousand Nine Hundred Eighty Dollars ($430,980.00) (the "NEC TI ALLOWANCE"). The NEC TI Allowance is to be paid by the landlord for certain "Interior Improvement Costs" incurred for "Interior Improvements" to NEC's "Leased Premises" (as those terms are defined in the NEC Second Amendment) in accordance with that certain "Improvement Agreement" attached as Exhibit A to the NEC Second Amendment. The landlord is obligated to pay the NEC TI Allowance only for Interior Improvement Costs which are incurred prior to

         December 31, 1996. In furtherance of, and without limiting the provisions of, Section 14(h) above, Purchaser shall receive a credit at the Closing equal to that portion of the NEC TI Allowance which has not been paid as of the Closing by Seller as landlord under NEC's Lease (the "NEC TI ALLOWANCE CREDIT"). As soon as practicable after December 31, 1996 (but in no event later than ten (10) days after completion of the final accounting by Purchaser as landlord pursuant to Section 5C of the Improvement Agreement attached as Exhibit A to the NEC Second Amendment), Purchaser shall promptly remit to Seller in cash or cash equivalent any portion of the NEC TI Allowance Credit which is not paid by Purchaser following the Closing substantially in accordance with the NEC Second Amendment (but in any event, any portion of the NEC TI Allowance Credit which is not actually paid out (as opposed to merely contracted for) before March 10, 1997 shall be remitted to Seller). Purchaser agrees to use Seller's commercially reasonable efforts to complete such final accounting as soon as possible after December 31, 1996. Purchaser agrees that following the Closing Seller and Seller's agents and representatives may, upon reasonable notice and during reasonable business hours, inspect and audit Purchaser's books and records (and any Property Records) relating to NEC TI Allowance, and such books and records (and Property Records) will be made available at the Property or Purchaser's principal office for review, copying and audit at Seller's expense. Except to the extent disclosure is permitted by Section 22.17 below, all such books and records (and Property Records) and the results of any such inspection and audit shall be kept strictly confidential as provided in Section 22.17 below.

                           Final Closing Adjustment. No later than six (6) months after the Closing, Buyer and Seller shall make a final adjustment to the prorations made pursuant to this Section 14 (the "FINAL CLOSING ADJUSTMENT"). The Final Closing Adjustment shall be made as set forth below in this Section 14(j):

                           General. Payment of any Base Rents, Operating Expense Reimbursements and other Rentals which are delinquent as of the Proration Date and collected by Purchaser after the Proration Date, shall be made by Purchaser to Seller, net of Purchaser's out-of-pocket costs of collection, when and as collected and as soon as practicable following receipt. Payment of any refund of the NEC TI Allowance Credit which is due Seller shall be made by Purchaser to Seller as soon as practicable following the Closing. All other adjustments or prorations which were incorrectly made or only estimated at the Closing or which could not be calculated based upon the actual numbers as of the Closing due to the lack of actual statements, bills or invoices for the current period, the year-end adjustment of Operating

         Expense Reimbursements or any other reason shall be determined at the Final Closing Adjustment. Any net adjustment in favor of Purchaser shall be paid in cash or cash equivalent by Seller to Purchaser no later than twenty (20) days after the Final Closing Adjustment and any net adjustment in favor of Seller shall be paid in cash or cash equivalent by Purchaser to Seller no later than twenty (20) days after the Final Closing Adjustment.

                           Operating Expense Reimbursements Adjustment. The actual amount of Operating Expense Reimbursements paid by each tenant for the annual period in which the Proration Date occurs (as distinguished from the estimated amounts prorated as of the Proration Date pursuant to Section 14(c)(ii) above) shall be separately prorated between Purchaser and Seller at the Final Closing Adjustment as follows: (A) if Seller collected or received a credit at Closing for Operating Expense Reimbursements in excess of amounts owed by tenants for such items for the period prior to the Closing Date, then there shall be an adjustment and credit given to Purchaser for such excess amounts collected and Purchaser shall apply all such excess amounts to the charges owed by Purchaser for such items for the period after the Closing Date and, if required by the Leases, shall rebate or credit tenants with any remainder; and (B) if the amount collected (or credited to Seller at Closing) during Seller's ownership period was less than the amount actually paid by Seller on account of such items, and additional Operating Expense Reimbursements on account of such items actually paid by Seller are collected by Purchaser after the Closing, Purchaser shall promptly pay to Seller the Seller's proportionate share of such amounts actually collected by Purchaser. Purchaser shall use responsible efforts consistent with Purchaser's normal operational practices to collect such amounts from tenants of the Property (but without any obligation to institute legal proceedings); provided, that if Purchaser is unable to collect any such Operating Expense Reimbursements which are payable to Seller within one
         (1) year after the Closing, then, upon written request of Seller, Purchaser shall assign to Seller's right to collect such sums and Seller shall have the right to the institute proceedings to collect such sums.

                           No Further Adjustments. Except for any items of Operating Expense Reimbursements which may be contested by tenants and any refund of the NEC TI Allowance which may not as yet have been determined, the Final Closing Adjustment shall be conclusive and binding upon Purchaser and Seller, and Purchaser and Seller hereby waive any right to contest after the Final Closing Adjustment any prorations, apportionments or adjustments to be made pursuant to this
         Section 14. The provisions of this Section 14 shall survive the Closing.

                      CLOSING.

                  The purchase and sale contemplated herein shall close (the "CLOSING") on November 26, 1996, or on such earlier date and time expressly and specifically agreed to by both Purchaser and Seller (the "CLOSING DATE"). In furtherance of, and not in limitation of, the provisions of Section 21.4 below, Purchaser and Seller expressly agree that time is of the essence as to said Closing Date. For purposes of calculating time periods under this Agreement, the "Closing" shall be deemed to have occurred on the date and time that the Grant Deed is recorded in the Official Records of Santa Clara County, California (the "OFFICIAL RECORDS").

                  CLOSING COSTS.

                  Purchaser shall pay (a) any documentary transfer tax due in connection with the consummation of the transaction contemplated herein, (b) any costs of obtaining the Title Documents (including the cost of the Survey), (c) the entire premium for the Title Policy (including the cost of any endorsements requested by Purchaser pursuant to Section 9(a)(iv) above), (d) the Escrow Holder's fees and expenses, (e) all document recording fees and charges, and (f) all other Escrow and closing costs. Each party shall bear the expense of its own counsel. The provisions of this Section 16 shall survive the Closing.

                           RISK OF LOSS.

                           Material Damage.  If prior to the Closing, the
Improvements, or any part thereof, are materially damaged (as defined in Section 17(d) below), Purchaser shall have the right, exercisable by giving notice to Seller within ten (10) business days after receiving written notice of such damage (and, if necessary, the Closing shall be extended by the number of days necessary to give Purchaser such a ten (10) business day period), either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in Escrow shall be returned to the party depositing the same, Purchaser and Seller shall each be responsible for one-half (1/2) of any title or Escrow cancellation fee, and Purchaser's obligation to restore the Property under Section 5(b), Purchaser's indemnification obligations under Section 5(d), Purchaser's confidentiality obligations set forth in Section 6 and Purchaser's obligations to furnish evidence of termination under Section 22.16 shall survive such termination, or
(ii) to accept the Property in its then condition and to proceed with the Closing without any abatement or reduction in the Purchase Price (other than a credit equal to the amount of the deductible under Seller's insurance policies) and receive an assignment of all of Seller's right to any insurance proceeds payable by reason of such damage or destruction. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser's prior written consent.

                           Material Taking.  If prior to the Closing, all or any
material portion (as defined in Section 17(d) below) of the Property is subject to a taking by public authority, Purchaser shall have the right, exercisable by giving notice to Seller within ten (10) business days after receiving written notice of such taking (and, if necessary, the Closing shall be extended by the number of days necessary to give Purchaser such a ten (10) business day period), either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in Escrow shall be returned to the party depositing the same, Purchaser and Seller shall each be responsible for one-half (1/2) of any title or Escrow cancellation fee, and Purchaser's obligation to restore the Property under Section 5(b), Purchaser's indemnification obligations under Section 5(d), Purchaser's confidentiality obligations set forth in Section 6 and Purchaser's obligations to furnish evidence of termination under Section 22.16 shall survive such termination, or (ii) to accept the Property in its then condition, without any abatement or reduction in the Purchase Price, and receive an assignment of all of Seller's rights to any condemnation award payable by reason of such taking. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser's prior written consent. As used in this Section 17, "TAKING" shall mean any transfer of the Property or any portion thereof to a governmental entity or other party with appropriate authority, by exercise of the power of eminent domain.

                           Non-Material Damage or Taking.  In the event that
prior to the Closing, any non-material portion of the Property is damaged or subject to a taking, Purchaser shall accept the Property in its then condition and proceed with the Closing without any abatement or reduction in the Purchase Price (other than a credit equal to the amount of any deductible under Seller's insurance policies, if the event was damage to the Improvements rather than a taking) and, Purchaser shall be entitled to an assignment of all of Seller's rights to any insurance proceeds or any award in connection with such taking, as the case may be. In the event of any such non-material damage or taking, Seller shall not compromise, settle or adjust any claims to such insurance proceeds or such condemnation award, as the case may be, without Purchaser's prior written consent.

                           Definition of Material.  For the purpose of this
Section 17, damage to the Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if (i) more than five percent (5%) of the gross leasable area of the Improvements is damaged or taken, or (ii) the Improvements cannot be repaired or restored within one hundred twenty (120) days after the occurrence of the damage or taking, or (iii) the cost to repair or replace the damage to the Improvements exceeds One Million Five Hundred Thousand Dollars ($1,500,000.00), or (iv) the available parking is reduced such that the parking ratio violates applicable law or the requirements of any existing Leases, or (v) existing access to the Real Property is materially and permanently diminished, or (vi) any tenant is entitled to terminate such tenant's Lease by reason of such damage or taking, or (vii) the taking or threatened taking would cause the Real Property to be in violation of existing zoning or other land-use laws and regulations (even if the Real Property would be a legal non-conforming use thereunder).

                           Notice of Damage or Taking.  Seller agrees to give
Purchaser notice of any taking, damage or destruction of the Property promptly after Seller obtains knowledge thereof.

                           DEFAULT.

                           SELLER'S DEFAULT PRIOR TO CLOSING.  IN THE EVENT THE
CLOSING FAILS TO OCCUR DUE TO A SELLER DEFAULT BY SELLER IN SELLER'S OBLIGATIONS UNDER THIS AGREEMENT, PURCHASER SHALL BE ENTITLED TO BRING AN ACTION AGAINST SELLER FOR PURCHASER'S ACTUAL GENERAL AND COMPENSATORY DAMAGES (AND NOT ANY CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES) SUFFERED BY PURCHASER BY REASON OF SUCH DEFAULT. SAID ACTION FOR PURCHASER'S ACTUAL GENERAL AND COMPENSATORY DAMAGES SHALL BE PURCHASER'S SOLE REMEDY FOR SUCH DEFAULT BY SELLER AND PURCHASER SHALL NOT HAVE THE RIGHT TO RECEIVE ANY EQUITABLE RELIEF, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO RECORD A LIS PENDENS AGAINST THE PROPERTY UNDER APPLICABLE LAW, OR TO PURSUE THE SPECIFIC PERFORMANCE OF THIS AGREEMENT, EXCEPT IN THE EVENT OF A DELIBERATE, WILFUL AND MATERIAL DEFAULT BY SELLER OF SELLER'S OBLIGATIONS HEREUNDER, IN WHICH EVENT OF A DELIBERATE, WILFUL AND MATERIAL DEFAULT BY SELLER PURCHASER SHALL BE ENTITLED TO PURSUE THE SPECIFIC PERFORMANCE OF THIS AGREEMENT. WITHOUT LIMITATION ON THE FOREGOING, PURCHASER HEREBY WAIVES ANY RIGHT PURCHASER MIGHT OTHERWISE HAVE, WHETHER NOW OR IN THE FUTURE, TO PURSUE (1) ANY EQUITABLE REMEDY AGAINST SELLER (INCLUDING AN ACTION FOR SPECIFIC PERFORMANCE EXCEPT IN THE EVENT OF A WILFUL, DELIBERATE AND MATERIAL DEFAULT BY SELLER), AND (2) ANY AND ALL CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES AGAINST SELLER AND PURCHASER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITY FOR SPECIFIC PERFORMANCE (EXCEPT IN THE EVENT OF A WILFUL, DELIBERATE AND MATERIAL DEFAULT BY SELLER), CONSEQUENTIAL

DAMAGES, SPECIAL DAMAGES, OR PUNITIVE DAMAGES ARISING FROM, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

                           PURCHASER'S DEFAULT PRIOR TO CLOSING.  IF PURCHASER
FAILS TO CLOSE THE PURCHASE OF THE PROPERTY BY REASON OF A DEFAULT BY PURCHASER HEREUNDER, THE DEPOSIT, PLUS ANY INTEREST ACCRUED THEREON, SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES SHALL BE SELLER'S SOLE REMEDY IN THE EVENT OF PURCHASER'S FAILURE TO CLOSE THE PURCHASE OF THE PROPERTY, ALL OTHER REMEDIES AT LAW OR IN EQUITY BEING EXPRESSLY WAIVED BY SELLER. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT PLUS ANY INTEREST ACCRUED THEREON REPRE SENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS
SECTION 18(b), SELLER AND PURCHASER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY PURCHASER'S INDEMNITY OBLIGATIONS UNDER SECTION 5 AND SECTION 19 OR PURCHASER'S RESTORATION OBLIGATIONS SET FORTH UNDER SECTION 5.

SELLER'S INITIALS: ___              PURCHASER'S INITIALS: ___

                           Default After Closing.  If either Purchaser or Seller
breaches any of their respective covenants under this Agreement which survive the Closing, and such breach is not cured within ten (10) days after written notice from the other party, the non-defaulting party shall be entitled to maintain an action for breach of the defaulting party's covenants under this Agreement for damages, specific performance or any other relief available hereunder, at law, in equity, or otherwise; provided, however, that any action for damages shall be limited to recovering a party's actual general and compensatory damages but not any consequential, special or punitive damages.

                           Minimum Amount Requirement for Damages.
Notwithstanding anything to the contrary contained herein, if the Closing is consummated neither party shall have any liability to the other party following the Closing with respect to any breaches of representations, warranties or covenants hereunder unless and until the aggregate amount of the actual general and compensatory damages suffered by the non-defaulting party by reason of any such breach of representations, warranties or covenants (as opposed to compensatory damages for due diligence costs, legal fees, and other costs and expenses incurred prior to the Closing) exceeds the sum of Fifty Thousand Dollars ($50,000.00). Unless and until the amount of the actual damages suffered or incurred by the non-defaulting party by reason of any such breach of representations, warranties or covenants (as opposed to compensatory damages for due diligence costs, legal fees and other costs and expenses incurred prior to Closing) exceeds in the aggregate the sum of Fifty Thousand Dollars ($50,000.00), the non-defaulting party shall not be entitled to file an action or lawsuit or undertake any other legal proceeding against the defaulting party by reason of such breach of representations, warranties or covenants.

                           BROKER'S COMMISSION.

                  Purchaser and Seller each represents and warrants to the other that no broker or finder has been engaged by either of them with respect to the transaction contemplated hereby other than Cornish & Carey Commercial ("BROKER"), whose commission shall be paid by Seller upon the Closing pursuant to a separate agreement between Seller and Broker. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by Seller by reason of any claims for a brokerage commission or finder's fee with respect to the transaction contemplated by this Agreement which are asserted by any person or party purporting to act or to have acted on behalf of Purchaser. Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by Purchaser by reason of any claims for a brokerage commission or finder's fee with respect to the transaction contemplated by this Agreement made by Broker or which are asserted by any person or party purporting to act or to have acted on behalf of Seller. The provisions of this Section 19 shall survive the Closing.

                           ESCROW.

                           INSTRUCTIONS. Immediately upon execution of this
Agreement by Purchaser and Seller, an original of this Agreement executed by Seller and Purchaser shall be deposited with Escrow Holder, and the Escrow will be opened as of the date that this Agreement is so deposited with Escrow Holder (the "OPENING OF ESCROW"). This Agreement, together with such further instructions as the parties shall provide to Escrow Holder by written agreement (including, without limitation, Escrow Holder's general provisions in the modified form set forth in

Exhibit J attached hereto), shall constitute the Escrow instructions. If any requirements relating to the duties or obligations of Escrow Holder hereunder are not acceptable to Escrow Holder, or if Escrow Holder requires additional instructions, Purchaser and Seller agree to make such deletions, substitutions and additions hereto and to execute any reasonably separate or additional Escrow instructions (including the general instructions in the modified form attached hereto as Exhibit J) required by Escrow Holder as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser. In the event of any conflict or inconsistency between the terms of any such Escrow instructions and the terms of this Agreement, the terms and provisions of this Agreement shall govern and prevail, unless the terms and provisions of the additional instructions clearly state that they amend and supersede the terms of this Agreement. Purchaser and Seller also authorize their respective attorneys to execute and deliver to Escrow Holder any supplementary instructions as may be necessary or convenient to close the transaction contemplated hereby; provided, such supplementary instructions shall be consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Escrow Holder shall execute this Agreement below in order to evidence Escrow Holder's receipt of the same and Escrow Holder's agreement to act as "escrow holder" in accordance with the terms and provisions hereof.

                           DEPOSITS INTO ESCROW.  Seller shall make Seller's
deposits into Escrow in accordance with Section 11. Purchaser shall make Purchaser's deposits into Escrow in accordance with Section 12. Escrow Holder is hereby authorized to close the Escrow only if and when: (i) Escrow Holder has received all items to be delivered by Seller and Purchaser pursuant to Section 11 and Section 12, respectively, (ii) Escrow Holder is prepared to immediately disburse the proceeds of the Purchase Price due to Seller by federal wire transfer of immediately available funds in accordance with the separate disbursement instructions from Seller; and (iii) the Title Company has irrevocably committed to issue the Title Policy to Purchaser upon the Closing.

                           ESCROW HOLDER'S CLOSING DISBURSEMENTS.  Upon the
Closing, Escrow Holder shall:

                           DELIVERIES TO PURCHASER. Deliver to Purchaser: (i) the Grant Deed by causing the Grant Deed to be recorded in the Official Records and immediately upon recording delivering to Purchaser and to Seller a conformed copy of the Grant Deed as recorded; (ii) the Bill of Sale; (iii) the Certificate of Non-Foreign Status and California Form 590; (iv) the General Assignment executed in counterpart by Seller; and
         (v) the Assignment of

         Leases executed by Seller.


                          DELIVERIES TO SELLER. Deliver to Seller: (i) the Purchase Price, after satisfying the Closing costs, prorations and adjustments pursuant to Section 14 and Section 16, respectively, (ii) a conformed copy of the Grant Deed as recorded; (iii) a copy of the Bill of Sale; (iv) a copy of the Certificate of Non-Foreign Status and California Form 590; (v) the copy of the General Assignment executed in counterpart by Purchaser; and (vi) the copy of the Assignment of Leases executed in counterpart by Purchaser.

                           TITLE POLICY. Deliver the Title Policy issued by Title Company to Purchaser.

                           REAL ESTATE REPORTING PERSON.  Escrow Holder is
hereby designated the "real estate reporting person" for purposes of section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Holder shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Holder shall file a Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

                           INDEMNIFICATION.

                           INDEMNIFICATION BY PURCHASER. Except as otherwise expressly provided herein, Purchaser shall hold harmless, indemnify and defend Seller from and against: (i) any and all third party claims for Purchaser's torts or breaches of contract related to the Property first arising and accruing on or after the Closing Date; and (ii) all costs and expenses, including reasonable attorneys' fees, incurred by Seller as a result of the foregoing.

                           INDEMNIFICATION BY SELLER. Except as otherwise expressly provided herein, Seller shall hold harmless, indemnify and defend Purchaser from and against: (i) any and all third party claims for Seller's torts or breaches of contract related to the Property arising and accruing prior to the Closing Date; and (ii) all costs and expenses, including reasonable attorneys' fees, incurred by Purchaser as a result of such claims. The foregoing indemnity shall not cover any matters relating to title to the Property (Purchaser relying on the coverage provided by the Title Policy as to such matters.)

                           GENERALLY. Each indemnification under this Agreement shall be subject to the following provisions: The indemnitee shall notify the indemnitor of any such claim against the indemnitee within thirty (30) days after the indemnitee has notice of such claim, but failure to notify the indemnitor shall in no case prejudice the rights of the indemnitee under this Agreement unless the indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should the indemnitor fail to discharge or undertake to defend the indemnitee against such liability within ten (10) days after the indemnitee gives the indemnitor written notice of the same, then the indemnitee may settle such liability, and the indemnitor's liability to the indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by the indemnitee in effecting such settlement. The provisions of Section 22 shall survive the Closing hereunder.

                           MISCELLANEOUS.

                           AUTHORITY.  Each individual and entity executing this
Agreement hereby represents and warrants that he, she or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he, she or it is executing this Agreement to the terms hereof.

                           ENTIRE AGREEMENT.  This Agreement is the entire
Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the parties with respect to the matters contained in this Agreement (including, without limitation, that certain Letter of Intent dated October 4, 1996 but excluding the Confidentiality Agreement and the Inspection Agreement referred to in Section 6 above). Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or in behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

                           COUNTERPARTS.  This Agreement may be executed in any
number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

                           TIME OF ESSENCE.  Time is of the essence in the
performance of and compliance with each of the provisions and conditions of this Agreement.

         NOTICES. Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service), by telecopy (which telecopy notice shall be effective upon confirmed transmission but shall be confirmed in writing sent the same day by registered or certified mail, postage prepaid, return receipt requested), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

Seller:                                     Knickerbocker Properties, Inc. I
                                            c/o O'Connor Realty Advisors Incorporated
                                            399 Park Avenue
                                            New York, New York 10022
                                            Attention: Scott M. MacDonald
                                            Telephone: (212) 308-7700
                                            Telecopy: (212) 308-7881

With a copy to:                             Graham & James LLP
                                            801 South Figueroa Street
                                            14th Floor
                                            Los Angeles, California 90017-5554
                                            Attention: Thomas J. Masenga, Esq.
                                            Telephone: (213) 624-2500
                                            Telecopy: (213) 623-4581

Seller:                                     CarrAmerica Realty Corporation
                                            1700 Pennsylvania Avenue, NW
                                            Washington, DC 20006
                                            Attention:  Joseph Wallace
                                            Telephone: (202) 624-7500
                                            Telecopy:  (202) 638-0102

With a copy to:                             Mayer Brown & Platt
                                            141 East Palace Avenue
                                            Santa Fe, New Mexico  87501
                                            Attention: George Ruhlen, Esq.
                                            Telephone: (505) 820-8180
                                            Telecopy:  (505) 820-7334

Title Company/
Escrow Holder:                              Chicago Title Company
                                            110 West Taylor Street
                                            San Jose, California 95110


                                            Attention: Sharmon McKenna
                                            Telephone:  (408) 292-4212
                                            Telecopy:  (408) 282-1404

Any party may change its address for notice by written notice given to the other in the manner provided in this Section 22.5. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, on the date of confirmed dispatch, if by electronic communication, or three (3) days after being placed in the U.S. Mail, if mailed.

                           FURTHER ACTIONS.  The parties agree to execute such
instructions to Escrow Holder and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

                           NO OTHER INDUCEMENTS.  The making, execution and
delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

                           SEVERABILITY.  Wherever possible, each provision of
this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

                    INTERPRETATION. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement. References to "Sections" are to Sections of this Agreement, unless otherwise specifically provided.

                    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                    ATTORNEYS' FEES. If any action is brought by either party against the other party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of this Agreement, the term "ATTORNEYS' FEES" or "ATTORNEYS' FEES AND COSTS" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 22.11 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

                    ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns who are Affiliates. Neither this Agreement nor any of the rights or obligations of Seller or Purchaser hereunder shall be transferred or assigned by Seller or Purchaser without the prior written consent of the non- assigning party; provided, however, Purchaser shall be entitled to assign this Agreement to an Affiliate of Purchaser without Seller's prior written consent, so long as (a) Purchaser gives Seller written notice of such assignment no later than three (3) business days prior to the Closing, (b) no such assignment by Purchaser to an Affiliate shall relieve Purchaser of any of its obligations hereunder, and (c) such assignee Affiliate expressly assumes in writing Purchaser's obligations hereunder for the benefit of Seller. For purposes of this Agreement, an "Affiliate" means (i) an entity that directly or indirectly controls, is controlled by or under common control with Purchaser or Seller, as the case may be, or (ii) an entity at least a majority of whose economic interest is owned by Purchaser or Seller, as the case may be; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

                    EXHIBITS. Exhibits A through J, inclusive, are incorporated herein by reference.

                    NO PARTNERSHIP. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

                    RECORDING. This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a material breach of this Agreement.

                    EVIDENCE OF TERMINATION. In the event this Agreement terminates for any reason other than a default by Seller, Purchaser agrees to promptly furnish to Seller a written instrument in recordable form or such other evidence of the termination of this Agreement as may be reasonably requested by Seller, any title company or any prospective buyer, tenant or lender for all or any part of the Property.

                    CONFIDENTIALITY. Prior to the Closing or if the Closing does not occur, all information provided by Seller to Purchaser in connection with the Property shall be kept strictly confidential and shall not, without the specific prior consent of Seller, be disclosed by Purchaser or used for any purpose other than evaluating the Property. Purchaser agrees that such information shall only be transmitted to Purchaser's officers, directors, trustees, employees, attorneys, accountants, contractors, consultants, advisors and agents who need to know such information for purposes of evaluating the Property and who agree to be bound by these confidentiality provisions, and Purchaser agrees that in the event Purchaser terminates this Agreement, Purchaser shall return all such information to Seller. The provisions of this
Section 22.17 shall not apply to any information which is a matter of public record or obtainable from other sources (without violating any confidentiality obligation) and shall not prevent either party from complying with applicable laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. Between the date of this Agreement and the first (1st) anniversary of the Closing Date, neither party shall release or cause or permit to be released any press notices or advertising promotion or other publicity relating to this transaction without first giving reasonable notice to, and consulting with, the other party and, as required herein, obtaining the written consent of the other party. From and after the first (1st) anniversary of the Closing, no press notice or advertising promotion or other publicity released or caused or permitted to be released by either party shall identify the other party or any of such other party's Affiliates without the specific prior written consent of such other party. No provision in this Section 22.17 shall preclude a party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, affiliates, investors, or any prospective lender, partner or investor, as the case may be, or prevent a party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements and stock exchange rules or making an announcement or making any communication to its shareholders in accordance with its corporate policy. The provisions of this Section 22.17 shall survive the Closing.

                    THIRD PARTIES. Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the Escrow; and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement.

                    NEXT BUSINESS DAY. In the event that any of the dates specified in this Agreement shall fall on a Saturday, a Sunday, or a holiday, then the date of such action shall be deemed to be extended to the next business day.

                    SURVIVAL. Except as expressly provided in this Agreement, the representations, warranties and covenants set forth in this Agreement shall not survive the Closing and shall be merged into the instruments and conveyances delivered at the Closing.

                           SELLER COOPERATION FOLLOWING CLOSING.  Seller shall,
for a period of six (6) months following the Closing and without cost to Seller, cooperate with Purchaser's designated independent auditor ("PURCHASER'S AUDITOR") and provide Purchaser's Auditor with reasonable access to the books and records maintained by Seller with respect to the Property and any reasonably related information relating solely to the Property, so as to enable Purchaser to prepare such audited financial statements with respect to the Property for the year in which the Closing occurs as may be required of Purchaser pursuant to the regulations of the Securities and Exchange Commission. Such reasonable cooperation and assistance shall include directing the accounting firm ("SELLER'S ACCOUNTING FIRM") which audited any books and records of Seller and prepared any audited financial statements or reports for Seller to provide any reasonable assistance requested by Purchaser (at no cost to Seller or such Seller's Accounting Firm). Nothing contained in this Section 22.21 shall obligate or require Seller to provide Purchaser or Purchaser's Auditor access to any legally privileged information, Seller's listing proposals, Seller's organizational documents, Seller's internal appraisals and analyses, Seller's economic evaluations of the Property or the sale thereof, or Seller's accounting and other records prepared for financial reports addressed to Seller's shareholder with respect to the Property.

                        [SIGNATURES FOLLOW ON NEXT PAGE]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


SELLER:                                       KNICKERBOCKER PROPERTIES, INC. I,
                                              a Delaware corporation


                                              By:    /s/ Scott McDonald
                                                     ----------------------

                                                     ----------------------
                                                     Its:
                                                         ------------------



PURHCHASER:                                   CARRAMERICA REALTY CORPORATION,
                                              a Maryland corporation

                                              By:    /s/ Joseph D. Wallace
                                                     -----------------------

                                                     -----------------------

                                                      Its:
                                                          ------------------

The undersigned hereby acknowledges receipt of this Agreement and agrees to act as Escrow Holder hereunder in accordance with the terms hereof.

CHICAGO TITLE COMPANY,
a California corporation


By:/s/ Sharon Yarber
   -----------------------------------------

Its:
    -----------------------------

Date:               , 1996
      --------------